UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2011

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

Florida	0-08106	65-0829355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134

(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	Regulation FD Disclosure.

On April 26, 2011, MasTec, Inc., a Florida corporation (“MasTec”), issued a press release announcing MasTec’s acquisition of Fabcor TargetCo Ltd., a corporation incorporated under the laws of Alberta, Canada (“Fabcor Parent” and, together with its wholly-owned subsidiaries, Fabcor 2001 Inc., a corporation incorporated under the laws of Alberta, Canada, and Fabcor Pipelines BC Inc., a corporation incorporated under the laws of British Columbia, Canada, “Fabcor”). Fabcor is engaged in providing pipeline and facility construction services in Alberta and British Columbia, Canada, and its services include new pipeline construction, pipeline modification and replacement, river crossing construction and replacement, integrity excavation programs, well-site construction, compressor construction, gas plant construction, compressor and gas plant modifications and plant commissioning support services.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by MasTec under the Securities Act of 1933, as amended.

ITEM 8.01	Other Events.

On April 21, 2011 (the “Closing Date”), MasTec entered into a share purchase agreement in respect of its acquisition of Fabcor, by and among MasTec, B.D. Rentals and Consulting Inc. (“Seller”) and the other parties thereto (the “Purchase Agreement”). Pursuant to the Purchase Agreement, MasTec acquired all of the issued and outstanding shares in the capital of Fabcor Parent for an aggregate purchase price composed of (i) approximately $21.1 in cash, which was paid on the Closing Date, (ii) the assumption of approximately $8.8 million in debt, which was repaid on the Closing Date, and (iii) a five-year earn-out (the “Earn-out”) payable annually to Seller in cash. The dollar amount of the Earn-out will be equal to 30% of the excess, if any, of Fabcor’s annual EBITDA over approximately $3.8 million.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: April 26, 2011	By:	/s/ Alberto de Cardenas
Name: Alberto de Cardenas
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 26, 2011